Globe Specialty Metals Reports Fourth Quarter and Fiscal Year 2013 Results.

·
Net income for the fourth quarter increased to $9.7 million compared to a net loss of $40.1 million in the third quarter.  Diluted earnings per share were $0.13  compared to a loss of $0.53 in the third quarter

·	Adjusted diluted earnings per share were $0.09 in the fourth quarter, compared to $0.00 in the third quarter
·	Adjusted EBITDA for the fourth quarter increased to $23.8 million compared to $14.0 million in the third quarter
·	Cash flow from operating activities increased to $33.0 million in the fourth quarter, compared to $27.0 million in the third quarter
·	Board approved dividend increase from $.25 per share to $.275 per share per annum

New York, August 20, 2013 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announced results for the fourth quarter and fiscal 2013 ended June 30, 2013.

Net sales for the fiscal year ended June 30, 2013 of $757.6 million were up 7% from the prior year.  Shipments of 266,135 MT were up 14% from the prior year.  The net loss for the year was $21.0 million, compared to net income of $54.6 million in the prior year.  Diluted loss per share for the year was $0.28 compared to earnings per share of $0.71 in the prior year.  EBITDA for the year was $35.9 million, compared to $129.1 million in the prior year.  Excluding certain items detailed in the table below, adjusted EBITDA was $99.1 million compared to $141.0 million in the prior year.

Net sales for the fourth quarter of fiscal 2013 of $181.1 million and shipments of 64,751 MT were down 6% and 3%, respectively, from the prior year and 8% and 7% from the third quarter.  The decrease from the prior year is due to lower demand and prices for silicon metal, partially offset by the acquisition of Becancour in June 2012, and lower prices and reduced sales of silicon alloys as a result of aggressive pricing of ferrosilicon imports, primarily from Russia and Venezuela.

Net income for the fourth quarter was $9.7 million, compared to $8.8 million in the prior year, and a net loss of $40.1 in the third quarter.  Diluted earnings per share for the fourth quarter were $0.13, compared to $0.12 in the prior year and a diluted loss per share of $0.53 in the third quarter.  Excluding certain items, detailed in the table below, adjusted diluted earnings per share were $0.09 in the fourth quarter, compared to $0.17 in the prior year and $0.00 in the third quarter.

EBITDA for the fourth quarter was $27.7 million, compared to $28.7 million in the prior year and a loss of $32.8 million in the third quarter.  Excluding certain items, detailed in the table below, adjusted EBITDA was $23.8 million in the fourth quarter compared to $32.5 million in the prior year and $14.0 million in the third quarter.

Cash and cash equivalents totalled $169.7 million at June 30, 2013, a decrease of $8.3 million from the prior year and an increase of $8.7 million from the prior quarter.  Cash flow provided by operating activities in the fourth quarter was $33.0 million, capital expenditures totalled $8.2 million and dividends totalled $4.7 million. Capital expenditures were primarily related to planned maintenance and the implementation of SAP.  Net working capital improved by $5.1 million in the fourth quarter as a result of reductions in inventory and accounts receivable partially offset by a decrease  in accounts payable resulting from the timing of payments.

Adjusted diluted earnings per share, which excludes the items listed below, were as follows:

	FY 2013		FY 2012	Twelve Months
	Fourth Quarter	Third Quarter	Fourth Quarter	FY 2013	FY 2012
Reported Diluted EPS	$0.13	(0.53)	$0.12	$(0.28)	0.71
Tax rate adjustment	-	(0.01)	-	(0.01)	-
Gain on remeasurement of equity investment	-	-	-	(0.02)	-
Remeasurement of stock option liability	(0.06)	-	-	0.13	-
Business interruption insurance recovery & Bridgeport Fire	-	(0.04)	-	(0.04)	0.04
Goodwill impairment	-	0.17	-	0.17	-
Impairment of assets	-	0.41	-	0.41	-
Quebec Silicon lockout costs	0.01	-	-	0.01	-
Deferred financing fee write-off	-	-	0.01	-	0.01
Transaction and due diligence expenses	0.01	-	0.04	0.03	0.07
Adjusted diluted EPS, excluding above items	$0.09	0.00	$0.17	$0.40	0.83

Fourth quarter fiscal 2013 results were negatively impacted by $0.7 million of after-tax transaction and due diligence expenses and $0.9 million after-tax costs related to the lockout at our Becancour plant.  Fourth quarter results were positively impacted by $4.4 million of after-tax re-measurement income for stock option liabilities.

Fourth quarter fiscal 2013 adjusted EBITDA, which excludes the items listed below, was $23.8 million. Adjusted EBITDA was as follows:

	FY 2013		FY 2012	Twelve Months
	Fourth Quarter	Third Quarter	Fourth Quarter	FY 2013	FY 2012
Reported EBITDA	$27,684	(32,791)	$28,719	$35,880	129,081
Gain on sale of business & associated Fx gain	-	-	-	-	(473)
Loss (gain) on remeasurement of equity investment	222	(170)	-	(1,655)	-
Remeasurement of stock option liability	(6,624)	534	-	13,968	-
Business interruption insurance recovery & Bridgeport Fire	-	(4,325)	-	(4,325)	5,000
Goodwill impairment	-	13,130	-	13,130	-
Impairment of assets	-	37,309	-	37,309	-
Quebec Silicon lockout costs	1,400	-	-	1,400	-
Transaction and due diligence expenses	1,075	312	3,765	3,374	7,338
Adjusted EBITDA, excluding above items	$23,757	13,999	$32,484	$99,081	140,946

Adjusted EBITDA in the fourth quarter declined 27% from the prior year.  The decline was partially  the result of a reduction in selling prices, as higher-priced calendar 2012 silicon metal contracts were replaced by lower-priced 2013 contracts, and the lower prices for ferrosilicon due to the above referenced aggressive import competition.  As expected, total average selling prices declined 4% from the prior year.

Adjusted EBITDA in the fourth quarter increased 70% from the third quarter.  This is due to: 1) improved production costs from the completion of maintenance outages and improved production efficiencies, largely in our silicon metal operations; 2) higher contribution margin from Alden Resources related to higher production; and 3) lower selling, general and administrative expenses compared to the prior quarter.

The May 3, 2013 lockout of unionized employees at the Becancour plant continues.  At the time of the lockout, the plant shut down two of the three furnaces.  Currently, management representatives of the plant operate the remaining furnace.  The lockout costs the Company approximately $0.7 million per month in EBITDA, and we will continue to exclude this cost in our calculation of adjusted EBITDA.

On August 20, 2013 the Company closed on a new $300 million revolving credit facility which added significant additional liquidity and financial flexibility.

Globe CEO Jeff Bradley commented, "We are pleased with the improvement in our silicon metal operating efficiencies from the third quarter as we completed our maintenance outages and realized the benefits from them.  We are still very active in our pursuit of acquisitions and our new credit facility will provide us with increased flexibility to pursue these growth objectives.”

Conference Call

Globe will review fourth quarter and fiscal 2013 results during its quarterly conference call on August 21, 2013 at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526.  Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the August 21, 2013 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; and, other factors identified in the Company’s periodic reports filed with the SEC.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

Non-GAAP Measures

EBITDA, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures.

We have included these measures to provide supplemental measures of our performance which we believe are important because they eliminate items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  Reconciliations of these measures to the comparable GAAP financial measures are provided in the attached financial statements.

CONTACT: Globe Specialty Metals, Inc.
Joe Ragan, 212-798-8125
Chief Financial Officer
Email: jragan@glbsm.com
Or Jeff Bradley, 212-798-8122 Chief Executive Officer Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended		Three Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	March 31, 2013	June 30, 2012

Net sales	$757,550	705,544	$181,057	195,845	191,698
Cost of goods sold	657,911	552,873	159,702	181,238	156,367
Selling, general, and administrative expenses	64,663	61,623	4,560	13,330	18,527
Research and development	-	127	-	-	24
Business interruption insurance recovery	(4,594)	(450)	-	(4,594)	-
Goodwill impairment	13,130	-	-	13,130	-
Impairment of long-lived assets	35,387	-	-	35,387	-
Gain on sale of business	-	(54)	-	-	-
Operating (loss) income	(8,947)	91,425	16,795	(42,646)	16,780
Other income (expense):
Gain (loss) on remeasurement of equity investment	1,655	-	(222)	170	-
Interest income	820	243	221	211	98
Interest expense, net of capitalized interest	(6,887)	(7,610)	(1,739)	(1,806)	(3,065)
Foreign exchange (loss) gain	(4,360)	1,191	(1,587)	(1,686)	366
Other income (loss)	644	1,387	721	(179)	979
(Loss) income before provision for (benefit from) income taxes	(17,075)	86,636	14,189	(45,936)	15,158
Provision for (benefit from) income taxes	2,734	28,760	4,571	(5,941)	5,230
Net (loss) income	(19,809)	57,876	9,618	(39,995)	9,928
(Income) loss attributable to noncontrolling interest, net of tax	(1,219)	(3,306)	126	(140)	(1,108)
Net (loss) income attributable to Globe Specialty Metals, Inc.	$(21,028)	54,570	$9,744	(40,135)	8,820
Weighted average shares outstanding:
Basic	75,207	75,039	75,304	75,302	75,049
Diluted	75,207	76,624	75,373	75,302	76,568
(Loss) earnings per common share:
Basic	$(0.28)	0.73	$0.13	(0.53)	0.12
Diluted	(0.28)	0.71	0.13	(0.53)	0.12

EBITDA:
Net (loss) income	$(19,809)	57,876	$9,618	(39,995)	9,928
Provision for (benefit from) income taxes	2,734	28,760	4,571	(5,941)	5,230
Net interest expense	6,067	7,367	1,518	1,595	2,967
Depreciation, depletion, amortization and accretion	46,888	35,078	11,977	11,550	10,594
EBITDA	$35,880	129,081	$27,684	(32,791)	28,719

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,	June 30,
	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$169,676	161,001	178,010
Accounts receivable, net	83,816	89,400	85,258
Inventories	101,197	117,887	119,441
Deferred tax assets	11,504	13,113	4,681
Prepaid expenses and other current assets	26,338	26,991	23,234
Total current assets	392,531	408,392	410,624
Property, plant, and equipment, net	422,447	430,908	432,761
Goodwill	43,177	45,286	56,740
Other intangible assets	477	477	477
Investments in unconsolidated affiliates	5,973	5,973	9,217
Deferred tax assets	125	867	200
Other assets	6,893	6,982	26,728
Total assets	$871,623	898,885	936,747

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,039	55,697	52,005
Short-term debt	284	289	317
Revolving credit agreements	9,000	9,000	9,000
Accrued expenses and other current liabilities	48,886	54,875	40,602
Total current liabilities	99,209	119,861	101,924
Long-term liabilities:
Revolving credit agreements	130,250	141,514	131,386
Deferred tax liabilities	37,375	27,895	28,835
Other long-term liabilities	58,709	67,129	70,803
Total liabilities	325,543	356,399	332,948
Stockholders’ equity:
Common stock	8	8	8
Additional paid-in capital	399,234	397,024	405,675
Retained earnings	70,628	65,591	119,863
Accumulated other comprehensive loss	(4,918)	(7,182)	(6,840)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	464,948	455,437	518,702
Noncontrolling interest	81,132	87,049	85,097
Total stockholders’ equity	546,080	542,486	603,799
Total liabilities and stockholders’ equity	$871,623	898,885	936,747

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended		Three Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	March 31, 2013	June 30, 2012
Cash flows from operating activities:
Net (loss) income	$(19,809)	57,876	$9,618	(39,995)	9,928
Adjustments to reconcile net (loss) income
to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	46,888	35,078	11,977	11,550	10,594
Share-based compensation	(5,525)	2,482	2,187	315	668
(Gain) loss on remeasurement of equity investment	(1,655)	-	222	(170)	-
Goodwill impairment	13,130	-	-	13,130	-
Impairment of long-lived assets	35,387	-	-	35,387	-
Gain on sale of business	-	(54)	-	-	-
Amortization of deferred financing fees	812	2,180	212	200	1,657
Unrealized foreign exchange loss	1,635	-	722	913	-
Deferred taxes	(3,541)	9,312	6,451	(2,570)	6,537
Amortization of customer contract liabilities	(6,626)	-	(1,822)	(1,930)	-
Changes in operating assets and liabilities:
Accounts receivable, net	3,513	2,608	5,610	(10,021)	13,644
Inventories	16,588	10,729	16,521	24,255	12,225
Prepaid expenses and other current assets	(4,533)	(4,505)	1,035	(9,345)	293
Accounts payable	(14,161)	(5,047)	(13,152)	1,402	304
Accrued expenses and other current liabilities	10,565	2,038	(4,877)	1,621	3,381
Other	72	(8,790)	(1,721)	2,259	(2,995)
Net cash provided by operating activities	72,740	103,907	32,983	27,001	56,236
Cash flows from investing activities:
Capital expenditures	(44,509)	(41,836)	(8,204)	(18,101)	(3,511)
Acquisition of businesses, net of cash acquired	(4,520)	(109,717)	-	(3,676)	(36,523)
Other investing activities	-	(152)	-	-	(152)
Net cash used in investing activities	(49,029)	(151,705)	(8,204)	(21,777)	(40,186)
Cash flows from financing activities:
Net payments of long-term debt	-	-	-	-	(50,000)
Net payments of short-term debt	(39)	(777)	(11)	(28)	(1,086)
Net (payments) borrowings on revolving credit agreements	(1,225)	81,946	(11,241)	(2,147)	76,946
Dividend payment	(28,207)	(15,007)	(4,707)	(4,706)	-
Proceeds from stock option exercises	1,023	195	23	-	-
Other financing activities	(2,546)	(6,495)	(639)	(632)	(4,346)
Net cash (used in) provided by financing activities	(30,994)	59,862	(16,575)	(7,513)	21,514
Effect of exchange rate changes on cash and cash equivalents	(1,051)	(262)	471	(171)	(209)
Net (decrease) increase in cash and cash equivalents	(8,334)	11,802	8,675	(2,460)	37,355
Cash and cash equivalents at beginning of period	178,010	166,208	161,001	163,461	140,655
Cash and cash equivalents at end of period	$169,676	178,010	$169,676	161,001	178,010

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$5,492	4,475	$1,096	1,982	1,173
Cash paid for income taxes, net	13,303	22,023	(116)	1,768	879

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Twelve Months Ended		Three Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	March 31, 2013	June 30, 2012
Shipments in metric tons:
Silicon metal	150,369	119,634	34,299	40,310	35,343
Silicon-based alloys	115,766	113,468	30,452	29,072	31,340
Total shipments*	266,135	233,102	64,751	69,382	66,683

Average selling price ($/MT):
Silicon metal	$2,810	3,015	$2,754	2,793	2,762
Silicon-based alloys	2,145	2,379	2,086	2,069	2,267
Total*	$2,521	2,705	$2,440	2,490	2,530
Average selling price ($/lb.):
Silicon metal	$1.27	1.37	$1.25	1.27	1.25
Silicon-based alloys	0.97	1.08	0.95	0.94	1.03
Total*	$1.14	1.23	$1.11	1.13	1.15

* Excludes by-products and other